FNCB REPORTS CASH DIVIDEND

The Board of Directors of First National Community Bancorp declared a first quarter dividend of 11 cents per share, payable March 19th to shareholders of record on March 10, 2008. The payment represents a 15% increase over the cash dividend paid in the first quarter of last year, after adjusting for the 25% stock dividend paid December 27, 2007. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The company’s subsidiary, First National Community Bank, conducts business from nineteen offices located throughout Lackawanna, Luzerne, Wayne, and Monroe counties.